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                                                                     EXHIBIT 3.1
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                           ARTICLES OF INCORPORATION
                                      OF
                                 NETZEE, INC.


                                  ARTICLE I.

     The name of the Corporation is Netzee, Inc.

                                  ARTICLE II.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code (the "GBCC").

                                  ARTICLE III.

     The total number of shares of stock that the Corporation is authorized to issue is Seventy-Five Million (75,000,000) shares, of which Seventy Million (70,000,000) shares are Common Stock (the "Common Stock") and Five Million (5,000,000) shares are Preferred Stock (the "Preferred Stock"), all of which shares are without par value. The designations, preferences, limitations and relative rights of or on the Common Stock and the Preferred Stock are as set forth below and are otherwise subject to applicable law. The Common Stock (a) shall be one and the same class, (b) subject to the rights of the holders of Preferred Stock, if any, shall have full and unlimited voting rights (with each share having one vote on each matter submitted to shareholders for vote), and
(c) subject to the rights of the holders of Preferred Stock, if any, shall have equal rights of participation in dividends and distributions and shall be entitled to receive the net assets of the Corporation ratably upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The Board of Directors is authorized, by causing appropriate articles of amendment to be filed pursuant to the applicable law of the State of Georgia, to divide the Preferred Stock into series and to determine the preferences, limitations and relative rights thereof, including but not limited to dividend rights, dividend rates, conversion rights, voting rights (including, without limitation, the election of a specified number of directors by the holders of one or more such series), redemption rights, and liquidation preferences; to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then issued).


                                  ARTICLE IV.

     The street address of the initial registered office of the Corporation is 3150 Holcomb Bridge Road, Suite 310, Norcross, Gwinnett County, Georgia 30071, and the initial registered agent of the Corporation at such address is C. Michael Bowers.
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                                  ARTICLE V.

     The name and address of the incorporator are:

               Mark D. Wasserman
               Sutherland Asbill & Brennan LLP
               999 Peachtree Street, N.E., Suite 2300
               Atlanta, Georgia 30309-3996

                                  ARTICLE VI.

     The mailing address of the Corporation's initial principal office will be:

               3150 Holcomb Bridge Road, Suite 310
               Norcross, Georgia 30071

                                 ARTICLE VII.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                 ARTICLE VIII.

     A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in
Section 14-2-832 of the GBCC, or (d) for any transaction from which the director received an improper personal benefit. If the GBCC is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GBCC, as so amended, without further action by the shareholders. Any repeal or modification of this Article VIII shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of a director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

                                  ARTICLE IX.

     The Board of Directors shall consist of such number of directors as fixed or changed from time to time by the Board of Directors and shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial

                                       2
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director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director's term, each director shall serve until his successor is elected and qualified or until his earlier death, resignation or removal. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors; provided, however, that the total number of directors at any time shall not be less than three unless these Articles of Incorporation are amended to delete the classification of the Board of Directors. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the authorized number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors chosen to fill a vacancy shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified, and any directors chosen by reason of an increase in the number of directors shall hold office until the next election of directors by the shareholders and until their successors shall be elected and qualified. Subject to the foregoing and the GBCC, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

                                  ARTICLE X.

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this Article X shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide any constituency any right to be considered.

                                 ARTICLE  XI.

     The shareholders of the Corporation shall have the right to take action in lieu of a meeting only by one or more consents in writing signed by all of the shareholders entitled to vote on such action.

                                 ARTICLE XII.

     Any shares of the Corporation reacquired by the Corporation shall become treasury shares.

                                ARTICLE  XIII.

     The affirmative vote of at least 66 2/3% of the directors is required for the following actions by the Corporation to be submitted to a vote of the shareholders:

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     (a)  a sale of all or substantially all of the assets of the Corporation;
     (b)  a liquidation or dissolution of the Corporation; or
     (c) the merger, consolidation or reorganization of the Corporation, unless the shareholders of the Corporation immediately prior to such transaction own at least a majority of the combined voting power of the corporation resulting from such merger, consolidation or reorganization;

provided, further, that the affirmative vote of the holders of 66 2/3% of the
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outstanding Common Stock is required for shareholder approval of any action outlined in the clauses above.

                                 ARTICLE XIV.

     The undersigned incorporator does hereby undertake to publish a notice of the filing with the Secretary of State of the State of Georgia of these Articles of Incorporation as required by O.C.G.A. (S) 14-2-201.1(b).

          DULY EXECUTED and delivered by the undersigned incorporator on August 25, 1999.
--

                                      /s/ Mark Wasserman
                                     ----------------------------------
                                     Mark D. Wasserman, as Incorporator

                               *   *   *   *   *

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                             ARTICLES OF AMENDMENT
                                      OF
                                 NETZEE, INC.



                                       I.

     The name of the Corporation, which was incorporated under the Georgia Business Corporation Code, is Netzee, Inc.

                                      II.

     The first amendment adopted is to delete Article XIII of the Articles of Incorporation of the Corporation in its entirety.

                                      III.

     The second amendment adopted is to amend Article XI of the Articles of Incorporation of the Corporation by deleting the text of Article XI in its entirety and substituting therefor the following text:

     "The shareholders of the Corporation shall have the right to take action without a meeting by one or more consents in writing signed by persons entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted."

                                       IV.

     Such amendment was adopted by the sole incorporator on September 1, 1999.

                                        V.

     No shares of the Corporation having been issued, the amendments were adopted by the sole incorporator without shareholder action, which action was not required pursuant to O.C.G.A. (S) 14-2-1005.

     DULY EXECUTED and delivered by the sole incorporator on September 1, 1999.


                                           /s/ Mark Wasserman
                                           ------------------------------------
                                           Mark D. Wasserman, Esq.
                                           As Incorporator